GME INNOTAINMENT, INC.
Rm. 1902, 19/F, Kodak House II
321 Java Road, North Point
Hong Kong
(852) 3543-1208

March 29, 2016

Board of Directors
GME Innotainment, Inc.
Rm. 1902, 19/F, Kodak House II
321 Java Road, North Point
Hong Kong

Re: Resignation

Ladies and Gentlemen:

Please be advised that I hereby resign from my positions as Director of GME Innotainment, Inc. (the "Company"), effective at 9:00 a.m., March 29, 2016. I am resigning from these positions to allow for the appointments of Lisa Demmons as a Director.

This resignation is not the result of any disagreement with management regarding the operations, policies or practices of the Company, and is solely in the interest of increasing shareholder value.

Sincerely,

Yum Ka Yan